Exhibit 99.1

Replay Acquisition Corp. Announces the Separate Trading of Its Ordinary Shares and Warrants Commencing on April 18, 2019

New York, NY, April 15, 2019 (BUSINESS WIRE)—Replay Acquisition Corp. (the “Company”) (NYSE: RPLA.U) announced today that, commencing on April 18, 2019, holders of the 28,750,000 units sold in the Company’s initial public offering completed on April 8, 2019 may elect to separately trade the ordinary shares and warrants included in the units.

Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “RPLA.U,” and the ordinary shares and warrants are expected to separately trade on the NYSE under the symbols “RPLA” and “RPLA WS,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, industry or geographical location, although the Company intends to focus on target businesses in Argentina and/or Brazil.

Credit Suisse and BofA Merrill Lynch acted as joint book-running managers and I-Bankers Securities, Inc. acted as co-manager of the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Credit Suisse, Attn: Prospectus Department, Eleven Madison Avenue, 3rd Floor, New York, NY 10010, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com or from BofA Merrill Lynch, Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Email: dg.prospectus_requests@baml.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 3, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Replay Acquisition Corp.

Grace Lee, info@replayacquisition.com

(212) 891-2700